Exhibit 2.1

Minco Gold Corporation
(An exploration stage enterprise)

Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016 and 2015
(Unaudited, expressed in Canadian dollars, unless otherwise stated)

(1)

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of condensed consolidated interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited condensed consolidated interim financial statements of Minco Gold Corporation have been prepared by, and are the responsibility of, the Company's management. The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board applicable to the preparation of interim financial statements, including IAS 34, Interim Financial Reporting.

Minco Gold Corporation's independent auditor has not performed a review of these condensed consolidated interim financial statements in accordance with standards established by the Chartered Professional Accountants of Canada for a review of condensed consolidated interim financial statements by an entity's auditor.

Dr. Ken Cai	Larry Tsang, CPA, CA
President and CEO	Interim Chief Financial Officer

Vancouver, Canada
August 11, 2016

(2)

Index

		Page
Condensed Consolidated Interim Financial Statements		4 - 8

	Condensed Consolidated Interim Statements of Financial Position	4
	Condensed Consolidated Interim Statements of Income (Loss)	5
	Condensed Consolidated Interim Statements of Comprehensive Loss	6
	Condensed Consolidated Interim Statements of Changes in Equity	7
	Condensed Consolidated Interim Statements of Cash Flow	8
Notes to Condensed Consolidated Interim Financial Statements		9 - 19

1	General information and liquidity risk	9
2	Basis of preparation	9
3	Critical accounting estimates and judgments	10
4	Cash and cash equivalents	11
5	Short-term investment	11
6	Mineral interests	11
7	Equity investment in Minco Silver Corporation	13
8	Receivable from legal settlement	14
9	Non-controlling interest	15
10	Share capital	16
11	Related party transactions	18
12	Financial instruments	18

(3)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Financial Position

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	June 30,	December 31,
	2016	2015
Assets	$	$
Current assets
Cash and cash equivalents (note 4)	4,855,342	5,593,669
Short-term investment (note 5)	3,818,341	4,048,341
Receivables	530,017	11,122
Due from related parties (note 11)	10,658	12,387
Prepaid expenses and deposits	121,919	162,970
	9,336,277	9,828,489

Long-term deposit	51,277	51,277
Property, plant and equipment	8,402	10,428
Equity investment in Minco Silver (note 7)	4,759,072	6,631,094
	14,155,028	16,521,288
Liabilities
Current liabilities
Accounts payable and accrued liabilities	122,738	389,522
Due to related party (note 11)	270,280	177,330
	393,018	566,852
Equity
Equity attributable to owners of the parent
Share capital (note 10(a))	41,971,641	41,911,823
Contributed surplus	9,290,388	9,247,685
Accumulated other comprehensive income	1,394,719	2,763,940
Deficits	(38,894,738)	(37,969,012)
	13,762,010	15,954,436

Total equity	14,155,028	16,521,288
Subsequent event (note 8)

Approved by the Board of Directors

(signed) Malcolm Clay Director	(signed) Robert CallanderDirector

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(4)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Income (Loss)
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended		Six months ended
		June 30,		June 30,
	2016	2015	2016	2015
	$	$	$	$
Exploration costs (note 6)	28,770	208,905	119,768	473,839

Administrative expenses
Accounting and audit	16,543	43,272	36,115	67,417
Amortization	1,013	13,127	2,025	29,898
Consulting	11,989	18,182	16,526	26,600
Directors' fees	13,138	10,124	27,638	29,124
Investor relations	529	17,699	10,956	23,482
Legal and regulatory	30,595	88,001	74,011	129,165
Office and miscellaneous	65,434	129,586	125,478	251,110
Property investigation	35,000	2,821	66,450	28,486
Salaries and benefits	29,106	142,010	63,418	268,882
Share-based compensation (note 10(b))	23,993	11,194	66,854	24,542
Travel and transportation	5,366	31,897	9,030	55,180
	232,706	507,913	498,501	933,886
Operating loss	(261,476)	(716,818)	(618,269)	(1,407,725)
Finance income	16,060	10,092	32,622	18,251
Foreign exchange gain (loss)	15,411	5,299	(326,278)	(17,144)
Gain on legal settlement (note 8)	489,000	-	489,000	51,745
Recovery (impairment) of equity investment in Minco Silver (note 7)	-	295,027	-	(3,171,647)
Share of gain (loss) from equity investment in Minco Silver (note 7)	(46,060)	674,879	(435,676)	958,578
Dilution loss (note 7)	(57,940)	-	(67,125)	-
Net income (loss) for the period	154,995	268,479	(925,726)	(3,567,942)
Net income (loss) attributable to:
Shareholders of the Company	154,995	278,997	(925,726)	(3,531,727)
Non-controlling interest	-	(10,518)	-	(36,215)
	154,995	268,479	(925,726)	(3,567,942)
Income (loss) per share
Basic and diluted	0.00	0.01	(0.02)	(0.07)
Weighted average number of common shares outstanding Basic and diluted	50,699,843	50,581,381	50,641,436	50,551,875

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(5)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Comprehensive Loss
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Three months ended		Six months ended
		June 30,		June 30,
	2016	2015	2016	2015
	$	$	$	$
Net income (loss) for the period	154,995	268,479	(925,726)	(3,567,942)
Other comprehensive income (loss)
Items that may be reclassified subsequently to profit or loss:
Share of other comprehensive income (loss) of investments accounted for using the equity method	-	(529,906)	-	1,223,069
Exchange differences on translation from functional to presentation currency	(445,845)	(28,063)	(1,369,221)	107,935
Total comprehensive loss for the period	(290,850)	(289,490)	(2,294,947)	(2,236,938)
Comprehensive loss attributable to:
Shareholders of the Company	(290,850)	(271,844)	(2,294,947)	(2,226,886)
Non-controlling interest	-	(17,646)	-	(10,052)
	(290,850)	(289,490)	(2,294,947)	(2,236,938)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(6)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Changes in Equity
For the six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

		Attributable to equity owner of the Company
	Number of shares	Share capital	Contributed surplus	Accumulated other comprehensive income	Deficits	Subtotal	Non-controlling interest	Total equity
		$	$	$	$	$	$	$

Balance - January 1, 2015	50,514,881	41,882,757	9,179,213	1,183,086	(52,330,354)	(85,298)	4,988,512	4,903,214
Net loss for the period	-	-	-	-	(3,531,727)	(3,531,727)	(36,215)	(3,567,942)
Other comprehensive income	-	-	-	1,304,841	-	1,304,841	26,163	1,331,004
Proceeds on issuance of shares from exercise of options	46,500	29,066	(11,776)	-	-	17,290	-	17,290
Share-based compensation	-	-	24,542	-	-	24,542	-	24,542
Balance – June 30, 2015	50,561,381	41,911,823	9,191,979	2,487,927	(55,862,081)	(2,270,352)	4,978,460	2,708,108

Balance - January 1, 2016	50,581,381	41,911,823	9,247,685	2,763,940	(37,969,012)	15,954,436	-	15,954,436

Net loss for the period	-	-	-	-	(925,726)	(925,726)	-	(925,726)
Other comprehensive loss	-	-	-	(1,369,221)	-	(1,369,221)	-	(1,369,221)
Proceeds on issuance of shares from exercise of options	140,000	59,818	(24,151)	-	-	35,667	-	35,667
Share-based compensation	-	-	66,854	-	-	66,854	-	66,854
Balance – June 30, 2016	50,721,381	41,971,641	9,290,388	1,394,719	(38,894,738)	13,762,010	-	13,762,010

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(7)

Minco Gold Corporation
(An exploration stage enterprise)
Condensed Consolidated Interim Statements of Cash Flow
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

	Six months ended June 30,
	2016	2015
Cash flow provided by (used in)	$	$
Operating activities
Net loss for the period	(925,726)	(3,567,942)
Adjustments for:
Amortization	2,025	29,898
Share of loss (gain) on equity investment in Minco Silver	435,676	(958,578)
Impairment of equity investment in Minco Silver	-	3,171,647
Dilution loss (note 7)	67,125	-
Foreign exchange loss	326,278	17,574
Gain on legal settlement (note 8)	(489,000)	(51,745)
Share-based compensation (note 10 (b))	66,854	24,542
Changes in items of working capital:
Receivables	(29,895)	(1,935)
Due to/from related parties	94,681	309,024
Prepaid expenses and deposits	41,051	(89,988)
Accounts payable and accrued liabilities	(266,786)	(222,349)
Net cash used in operating activities	(677,717)	(1,339,852)
Investing activities
Sale deposit	-	1,600,000
Proceeds from legal settlement	-	98,941
Net redemption of short-term investments	230,000	-
Net cash generated from investing activities	230,000	1,698,941
Financing activities
Proceeds from stock option exercises	35,667	17,290
Net cash generated from financing activities	35,667	17,290
Effect of exchange rate changes on cash	(326,277)	129,256
(Decrease) increase in cash and cash equivalents	(738,327)	505,635
Cash and cash equivalents- Beginning of period	5,593,669	2,117,038
Cash and cash equivalents- End of period	4,855,342	2,622,673
Less: cash and cash equivalents classified as held for sale	-	(1,2886,560)
Cash and cash equivalents excluding assets classified as held for sale – End of period	4,855,542	1,336,113
Cash paid for income tax	-	-

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(8)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

1.	General information and disposition of assets

Minco Gold Corporation ("Minco Gold" or the "Company") was incorporated in 1982 under the laws of British Columbia, Canada as Cap Rock Energy Ltd. The Company changed its name to Minco Gold in 2007. The registered office of the Company is 2772 – 1055 West Georgia Street, British Columbia, Canada. The Company has listed its common shares on the Toronto Stock Exchange ("TSX") under the symbol "MMM", and the NYSE MKT under the symbol "MGH".

As at June 30, 2016, Minco Gold owned an 18.31% (December 31, 2015 – 18.45%) equity interest in Minco Silver Corporation ("Minco Silver"), a TSX listed company.

On May 22, 2015, the Company entered into the share purchase agreement ("SPA") with Minco Silver and Minco Silver's wholly-owned subsidiary, Minco Investment Holding HK Ltd. ("Minco Investment"). Pursuant to the SPA, the Company disposed most of its mineral interests through the sale of all of the issued and outstanding shares of its wholly-owned subsidiary, Minco Resources Limited ("Minco Resources"), which held interests in Minco Mining (China) Corporation ("Minco China") to Minco Investment. Minco China consolidated certain subsidiaries including Yuanling Minco Mining Ltd. ("Yuanling Minco"), Tibet Minco Mining Co. Ltd. ("Tibet Minco"), Huaihua Tiancheng Mining Ltd. ("Huanihua Tiancheng"), a legal ownership of Foshan Minco Mining Co. Ltd. ("Foshan Minco") and a 51% interest in Guangdong Mingzhong Mining Co. Ltd. ("Mingzhong"), which owned the Changkeng Gold Project.

Three assets have been retained by the Company including the contingent receivable from a legal settlement with 208 Team (Note 8) and the Gold Bull Mountain and Longnan exploration permits (Note 6).

As the Company ceased to have operating subsidiaries in China after the completion of the SPA, the Company has entered into a trust agreement with Minco Silver and Minco China where Minco China holds the above retained assets in trust for Minco Gold.

The Company is an exploration stage enterprise engaged in exploration and evaluation of gold-dominant mineral properties and projects and is currently reviewing new mineral properties of merit.

2.	Basis of preparation

These condensed consolidated interim financial statements have been prepared in compliance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") applicable to the preparation of interim financial statements including IAS 34, Interim Financial Reporting. The condensed consolidated interim financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 2015, which have been prepared in accordance with IFRS as issued by the IASB.

The accounting policies applied in these condensed consolidated interim financial statements are consistent with those applied in the preparation of the consolidated annual financial statements for the year ended December 31, 2015.

These condensed consolidated interim financial statements were approved by the board of directors for issue on August 11, 2016.

(9)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.	Critical accounting estimates and judgments

Basis of measurement

These condensed consolidated interim financial statements have been prepared under the historical cost convention.

Basis of consolidation

The Company did not have subsidiaries during the three and six months ended June 30, 2016. The comparative figures presented in these condensed consolidated financial statements to account for the three and six months ended June 30, 2015 include the accounts the following former subsidiaries (Note 1):

Name	Principal activities (ownership interest)	Country of Incorporation
Minco China	Exploring and evaluating mineral properties (100%)	China
Yuanling Minco	Exploring and evaluating mineral properties (100%)	China
Tibet Minco	Exploring and evaluating mineral properties (100%)	China
Huaihua Tiancheng	Exploring and evaluating mineral properties (100%)	China
Minco Resources	Holding company (100%)	Hong Kong
Mingzhong	Exploring and evaluating mineral properties (51%)	China

Subsidiaries are all entities (including structured entities) over which the group has control. The group controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

Critical accounting estimates and judgments

The preparation of financial statements requires management to use judgment in applying its accounting policies and estimates and assumptions about the future. Estimates and other judgments are continuously evaluated and are based on management's experience and other factors, including expectations about future events that are believed to be reasonable in the circumstances. The following discusses the most significant accounting judgments and estimates that the Company has made in the preparation of the financial statements:

Significant Influence of Minco Silver

Management has assessed the level of influence that the Company has on Minco Silver and determined that it has significant influence even though its shareholding has been below 20% since April 22, 2014. The Company is able to exercise significant influence on Minco Silver through its representation on Minco Silver's board, the common CEO and other shared management (Note 7).

(10)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

3.	Critical accounting estimates and judgments (continued)

Impairment – investment in associate

At each reporting date, management conducts a review to determine whether there is any objective evidence that the investment in Minco Silver is impaired, or whether conditions that gave rise to the previous impairment are no longer present. This determination requires significant judgment. In making this judgment, management evaluates among other factors, the movements in the trading share price of Minco Silver and other commercial activities impacting Minco Silver.

 If objective evidence of impairment exists, then the Company recognizes an impairment loss in the statement of income (loss) to the extent that the estimated recoverable amount is less than the carrying value.

If objective evidence of reversal exists,  the reversal is recognized in net income in the period the reversal occurs, and is limited by the carrying value that would have been determined, from the application of equity accounting method, had no impairment charge been recognized in prior periods.

 As at June 30, 2016, the company reviewed the corporate developments of Minco Silver, including the activities post acquisition of the Changkeng project, and an increase in the market value of Minco Silver's share price since year ended December 31, 2015. Based on this review, management determined no indicators of impairment or indicators of reversal were present.

4.	Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand and guaranteed investment certificates with initial maturities of less than three months. The company did not hold any cash equivalents as at June 30, 2016 and December 31, 2015. As at June 30, 2016, the cash balance included USD $3,693,511 ($4,785,458 equivalent) comparing to USD $4,007,446 ($5,557,926 equivalent) held on December 31, 2015.

5.	Short-term investment

As at June 30, 2016, short-term investments consist of $3,818,341 (December 31, 2015 - $4,048,341) cashable guaranteed investment certificates, that earns an interest of $1.4% per annum and matures on December 28, 2016.

(11)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

6.	Mineral interests

As at June 30, 2016, the Company had the following mineral interests:

a)	Gansu – Longnan Property

After the completion of the SPA on July 31, 2015, Minco China held nine exploration permits in the trust for the Company in the Longnan region in the south of Gansu Province in China. The Longnan region is within the southwest Qinling gold field. The Longnan region consists of three projects including Yejiaba – four exploration permits; Yangshan – four exploration permits; Xicheng East – one exploration permit, according to their geographic distribution, type and potential of mineralization.

On December 13, 2013, Minco China entered into an agreement with Gansu Yuandong Investment Co., Ltd ("YDIC") in which the Company agreed to sell two exploration permits in the Xicheng East and Yejiaba area to YDIC for RMB 0.8 million ($170,973). The process of transferring the titles to the two permits to YDIC was pending approval by Gansu province and the proceeds were not received as at March 31, 2016.

On December 26, 2014, Minco China entered into an agreement with Beijing Runlong Investment Limited Company ("Beijing Runlong") in which the Company agreed to sell four exploration permits in the Yangshan area to Beijing Runlong for total cash proceeds of RMB 3,200,000 ($604,618).

As the proceeds were not received as at June 30, 2016, the Company considers Beijing Runlong is in default of the agreement. As a result, the titles of these four permits are still kept by the Company. The Company did not record any receivable due to the uncertainty of collectability.

c)	Hunan - Gold Bull Mountain

Minco China through its subsidiary Yuanling Minco holds the Gold Bull Mountain exploration permit in trust for the Company. This exploration permit expires on June 28, 2017.

d)	Exploration Costs

The following is a summary of exploration costs, net of recoveries, broken down by project:

	Three months ended		Six months ended		Cumulative to
	June 30,		June 30,		June 30,
	2016	2015	2016	2015	2016
	$	$	$	$	$
Currently active properties:
- Gansu Longnan	24,243	177,656	108,570	369,727	12,476,281
- Guangdong Changkeng		18,292	-	80,939	8,285,703
- Hunan Gold Bull Mountain	4,527	12,957	11,198	23,067	2,327,809
- Guangdong Sihui	-	-	-	106	6,099

Total	28,770	208,905	119,768	473,839	23,095,892
(i) Changkeng Property was sold to Minco Silver on July 31, 2015

(12)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7. Equity investment in Minco Silver Corporation

As at June 30, 2016, the Company owned 11,000,000 common shares of Minco Silver which represented 18.31% ownership of Minco Silver (December 31, 2015 – 11,000,000 share or 18.45%).

As at June 30, 2016, management evaluated its equity investment in Minco Silver and determined no indicators of impairment or indicators of impairment reversal were present.

	2016	2015
	$	$
As at January 1, Equity investment in Minco Silver	6,631,094	6,820,000
Dilution loss (i)	(67,125)	-
Share of income (loss) of Minco Silver	(435,676)	1,259,391
Share of other comprehensive income (loss) of Minco Silver (ii)	(1,369,221)	1,958,940
Unrealized gain on disposition of Minco Resources	-	(3,407,237)
Equity investment in Minco Silver as at June 30, 2016 and December 31, 2015	4,759,072	6,631,094

(i) The Company's interest in Minco Silver was diluted to 18.31 % on June 30, 2016 from 18.45% on December 31, 2015, which resulted in the recognition of a dilution loss of $67,125.

(ii) Represents the exchange differences on translation from functional to presentation currency of Minco Silver's subsidiaries.

The following is a summary of Minco Silver's statements of position and reconciliation to carrying amounts as at June 30, 2016 and December 31, 2015:

	June 30,	December 31,
	2016	2015
	$	$
Cash and cash equivalents	16,226,625	26,202,564
Other current assets	36,775,563	33,039,404
Mineral interests	59,167,230	63,676,055
Property, plant and equipment	355,112	434,999
Current liabilities	226,141	638,550
Total equity	112,298,389	122,714,472

(13)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

7.	Equity investment in Minco Silver Corporation (continued)

Reconciliation to carrying amounts:
	June 30,	December 31,
	2016	2015
Minco Gold's share in percentage	18.31%	18.45%
Minco Gold's share of net assets of Minco Silver	$ 20,561,835	$ 22,640,820
Differences between Minco Gold's share of net asset and carrying value of the equity investment	(15,802,763)	(16,009,726)
Carrying value of investment in Minco Silver	$ 4,759,072	$ 6,631,094
Fair market value of investment in Minco Silver	$13,860,000	$4,620,000

The following is a summary of Minco Silver's statements of comprehensive income for the three and six months ended June 30, 2016 and 2015:

Three months ended June 30,			Six months ended June 30,
	2016	2015	2016	2015
	$	$	$	$
Operating income (loss)	(479,386)	(559,384)	(2,824,172)	135,241
Net income (loss) attributed to
sharehoders of Minco Silver	(257,565)	3,658,536	(2,370,467)	5,196,473
Non-controlling interest	(26,916)	-	(82,073)	-
Other comprehensive income (loss) attributed to:
Shareholders of Minco Silver	(2,699,842)	(2,872,633)	(9,820,246)	6,630,285
Non-controlling interest	(401,017)	-	(1,230,869)	-
Comprehensive income (loss) for the period	(3,100,859)	785,903	(11,051,115)	11,826,758

8.	Receivable from a legal settlement

On December 16, 2010, Minco China entered into an agreement with the 208 Team, a subsidiary of China National Nuclear Corporation, to acquire a 51% equity interest in the Tugurige Gold Project located in Inner Mongolia, China (the "Agreement"). The 208 Team did not comply with certain of its obligations under the Agreement, including its obligation to set up a new entity (the "JV Co") and the transfer of its 100% interest in the Tugurige Gold Project to the JV Co. As a result, Minco China commenced legal action in China seeking compensation.

On March 25, 2013, Minco China settled its claim against the 208 Team relating to the Agreement for an amount of RMB 14 million ($2.4 million). Minco China received RMB 5 million ($801,395) during 2013 and recognized a receivable of RMB 4 million ($699,688) as at December 31, 2013. The Company received RMB 4 million ($720,095) in January 2014.

(14)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

8.	Receivable from a legal settlement (Continued)

On May 6, 2015, Minco China reached an agreement to settle its claim against the 208 Team for an amount of RMB 5.5 million ($1,138,472). The payments were to be received in following manner:

i)	On the signing date of the agreement- RMB 500,000 ($98,940) (received by Minco China on May 7, 2015)
ii)	On or before June 17, 2015- RMB 2,000,000 ($405,894) (outstanding)
iii)	On or before August 7, 2015- RMB 3,000,000 ($608,840) (outstanding)

As at December 31, 2015, the remaining RMB 5 million ($1,014,734) balance receivable under the legal settlement has not been settled and therefore, has not been recognized as an asset due to the uncertainty of collectability.
Upon the completion of the SPA, the Company continued to hold the interest of the outstanding receivable (RMB 5,000,000) through a trust agreement with Minco China.

The Company, through Minco China, engaged a Chinese law firm to recommence a lawsuit against 208 Team to recover the remaining RMB 5 million unpaid balance on a contingent fee basis whereby the Company will pay the Chinese law firm 50% of the net amount recovered. On May 27, 2016, the Company obtained a judgment from the Highest Court of the People of Republic of China to order the 208 team to repay the Company these RMB5,000,000, which was received on July 27, 2016.

As a result, the Company recognized a gain of $489,000 for the period ended June 30, 2016, which is the gross settlement payment received net of the related legal expenditures.

9. Non-controlling interest

Below is summarized financial information for Mingzhong, a 51% owned subsidiary formerly owned by the Company until July 31, 2015. The amounts disclosed are based on those included in the condensed consolidated interim financial statement before inter-company eliminations.

Summarized statements of comprehensive loss

For the period ended	June 30,	June 30,
	2016	2015
	$	$
Net loss	-	(73,908)
Other comprehensive income	-	53,393
Total comprehensive income (loss)	-	(20,515)
Loss allocated to NCI	-	(36,215)

(15)

Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

9. Non-controlling interest (continued)

Summarized statements of cash flows

For the period ended	June 30,	June 30,
	2016	2015
	$	$
Cash flows from operating activities	-	(167,307)
Cash flows from financing activities	-	-
Effect of exchange rate changes on cash	-	89,990

10.	Share capital

a.	Common shares and contributed surplus

Authorized: 100,000,000 common shares without par value

b.	Stock options

Minco Gold may grant options to its directors, officers, employees and consultants under its stock option plan (the "Stock Option Plan"). The Company's board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options are granted.  These options are equity-settled.

During the six months ended June 30, 2016, the Company did not grant any stock options.

The maximum number of common shares reserved for issuance under the Stock Option Plan is   15% of the issued and outstanding common shares of the Company.

The Company uses the Black-Scholes option pricing model to determine the fair value of the options. Minco Gold recorded $23,993 and $66,854 in share-based compensation expense for the three and six months ended June 30, 2016 (June 30, 2015 - $11,194 and $24,542).
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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

10.	Share capital (continued)

A summary of the options outstanding is as follows:

	Number outstanding	Weighted average exercise price
		$
January 1, 2015	6,460,501	0.79

Granted	1,190,000	0.24
Exercised	(66,500)	0.26
Forfeited	(927,500)	0.55
Expired	(66,667)	0.93

Balance, December 31, 2015	6,589,834	0.72

Exercised	(140,000)	0.26
Forfeited	(30,000)	0.46
Expired	(1,122,500)	2.17

Balance, June 30, 2016	5,297,334	0.43

The weighted average share price on the date of exercise for options exercised during six months ended June 30, 2016 was $0.37 (2015 - $0.30). As at June 30, 2016, there was $83,716 (2015- $24,854) of total unrecognized compensation cost relating to unvested stock options.

Options outstanding				Options exercisable

Range of exercise prices	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$			$		$
0.18 – 0.24	1,003,334	4.21	0.24	309,998	0.24
0.25 – 0.42	919,000	2.55	0.26	919,000	0.26
0.43 – 0.54	2,115,000	1.49	0.46	2,115,000	0.46
0.55 – 0.67	1,260,000	0.74	0.67	1,260,000	0.67
	5,297,334	2.01	0.43	4,603,998	0.46

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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

11. Related party transactions

Shared office expenses

a)
Minco Silver and Minco Gold shared offices and certain administrative expenses in Beijing up to July 31, 2015.  Minco Silver, Minco Base Metals Corporation ("MBM"), and Minco Gold share offices and certain administrative expenses in Vancouver. MBM is a company over which the Company's CEO has significant influence.

At June 30, 2016, the Company had $270,280 due to Minco Silver (December 31, 2015 – $177,330) which included the unpaid shared office expenses, and the expenditures Minco Silver had paid on behalf of the Company in connection with the Company's remaining assets in China.

b)	At June 30, 2016, the Company had $10,658 due from MBM (December 31, 2015 - $12,387), in relation to shared office expenses.

The amounts due are unsecured, non-interest bearing and payable on demand.

Key management compensation

Key management includes the Company's directors and senior management. This compensation is included in exploration costs and administrative expenses.

Following is a summary of the compensation with key management:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	$	$	$	$
Cash remuneration	67,880	46,600	137,776	145,000
Share-based compensation	16,387	9,170	53,615	19,476
Total	84,267	55,770	191,391	164,476

The above transactions were conducted in the normal course of business.

12.	Financial instruments

Financial assets and liabilities that are recognized on the balance sheet at fair value can be classified in a hierarchy that is based on the significance of the inputs used in making the measurements.  The levels in the hierarchy are:

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3 - inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs).

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Minco Gold Corporation
(An exploration stage enterprise)
Notes to the Condensed Consolidated Interim Financial Statements
For the three and six months ended June 30, 2016, and 2015

(Unaudited, expressed in Canadian dollars, unless otherwise stated)

12.	Financial instruments (continued)

Financial instruments that are not measured at fair value on the balance sheet are represented by cash and cash equivalents, short-term investment, receivable, due from related parties, account payable and accrued liabilities, and due to related parties. The fair values of these financial instruments approximate their carrying value due to their short-term nature.

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